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                                                                    EXHIBIT 99.2

              REMEC ANNOUNCES ACQUISITION OF RF EQUIPMENT BUSINESS
                        FROM ADC TELECOMMUNICATIONS, INC.

SAN DIEGO, Oct. 31 /PRNewswire/ --REMEC, Inc. (Nasdaq: REMC), announced today that it has completed the acquisition of ADC Mersum Oy (Solitra) in Oulu, Finland from ADC Telecommunications, Inc. (Nasdaq:ADCT). The acquisition was completed in accordance with the terms previously announced on October 8, 2001. About ADC

ADC is The Broadband Company(TM). ADC tailors high-quality, custom solutions of network equipment, fiber optics, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. ADC (Nasdaq:ADCT) (www.adc.com) has sales into nearly 100 countries and is included in the Standard & Poor's 500 Index and the Nasdaq 100 Index. Learn more about ADC Telecommunications, Inc. at www.adc.com.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

CONTACT: David L. Morash of REMEC, Inc., (858)-560-1301.